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                                                                    EXHIBIT 10.3


                              CONSULTING AGREEMENT


                  CONSULTING AGREEMENT dated May 3, 2002, by and between Instinet Group Incorporated ("Company") and Kenneth K. Marshall ("Consultant"), with effect from May 1, 2002.

                  WHEREAS, the Company desires the consulting services of Consultant, as Special Consultant to the Board of Directors, including but not limited to assisting in risk management, corporate governance and support infrastructure,, and Consultant is willing to be engaged by the Company in such capacity upon the terms and conditions set forth herein;

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to serve the Company in a consulting capacity as an independent contractor (the "Service Arrangement").

                  2. Term. The period of service of Consultant to the Company (the "Consulting Period") will be for a term of eight months commencing on May 1, 2002 and terminating on December 31, 2002 or such earlier time as the Service Arrangement between Consultant and the Company is terminated in accordance with
Section 6, or such later time as the parties may agree as provided in this
Section 2. On or before December 1, 2002, the Company and Consultant shall agree in writing whether the term of the Service Arrangement will be extended beyond the then current expiration date of the Service Arrangement. In the absence of the execution of such written agreement, the term of the Service Arrangement will not be extended beyond the expiration date specified.

                  3.  Duties.

                           3.1 During the Consulting Period, Consultant shall
render consulting services, as Special Consultant to the Board of Directors, with respect to such aspects of the Company's business as the Chairman of the Company, or his successors, may request and with respect to assisting in risk management, corporate governance and support infrastructure (the "Services"). Additionally, Consultant shall render such Services as Mark Nienstedt, currently Acting President and Chief Executive Officer of the Company, may request.

                           3.2 Consultant shall be available to the Company, at
the Company's request, at such times as may be reasonable and necessary to the performance of the Services in New York, London, and such other places as may be reasonably requested by the Company.

                           3.3 The Company agrees that the Consultant may assign
its rights and obligations under this Agreement to an entity (corporate, partnership, LLC or otherwise) formed by Consultant. It is understood that the Consultant's Services will be rendered by Kenneth K. Marshall personally, unless the Company agrees in writing that certain specific services may be provided by a different representative or agent of Consultant.

                           3.4 In view of the Company's anticipated need for
Consultant's Services, Consultant represents that it has not to date undertaken, and agrees that it will not undertake, any engagement for consulting services to be provided during the Consulting Period, which engagement will interfere or conflict with the timely performance of Consultant's duties hereunder.

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                  4.  Compensation.

                           4.1 During the Consulting Period, Consultant will be
entitled to receive a monthly consulting fee of $60,000 from Company, for 50% of Consultant's time, for each month worked. Consultant will prepare and submit to Company an invoice on a monthly basis reflecting specific services rendered and the number of days engaged in the Services for the Company in the previous month. Company will compensate Consultant in accordance with such invoices and this paragraph within fifteen days of submission of invoices.

                           4.2 Consultant acknowledges and agrees that it is
solely responsible for any federal, state or local income, excise or other taxes imposed on the Consultant as a result of any of the payments provided for under this Agreement.

                           4.3 During the Consulting Period, Company agrees to
indemnify and hold harmless Consultant from any and all claims, losses, and causes of action arising from Consultant's appropriate discharge of its responsibilities hereunder. To the extent allowable by Company's insurance carrier, Consultant will likewise be covered by Company's director's and officer's insurance and/or fiduciary insurance to the same extent as applies to active Company officers.

                  5.  Expenses.

                           5.1 Consultant shall bear all expenses incurred in
connection with performance of the Services, except that the Company shall reimburse Consultant, upon submission of appropriate supporting documentation, for: (i) reasonable travel (including Business Class airfare), lodging, and food expenses incurred on trips outside New York that are taken at the specific request of the Company; (ii) photocopying, postage, and long distance or facsimile charges necessarily incurred in performing the Services, and (iii) overnight courier and messenger service charges reasonably incurred in order to provide the Services; provided, however, that Consultant shall not incur any reimbursable expenses in excess of $5,000 per month in the aggregate, without the prior written consent of the Company. The foregoing notwithstanding, Consultant may utilize the 30th floor dining room at Company's headquarters, provided such usage is reasonable and appropriate.

                           5.2 During the Consulting Period, Company will make
available to Consultant, as necessary, work space and secretarial support in the Company's New York and London offices and such computer access as may be necessary or desirable to perform the Services. To the extent practicable, Company will make available to Consultant the same office on the 9th floor at 3 Times Square that was used by Consultant at the time of his retirement from Company.

                  6.  Termination.

                           6.1 Either party may terminate the Service
Arrangement at any time, for any reason or no reason, by providing written notice to the other. Termination will be effective immediately upon notice.

                           6.2 For purposes of this Agreement, "Cause" shall
mean: (a) material breach of this Agreement (continuing for 10 days after receipt of written notice stating the nature of the breach and the need to cure); (b) gross negligence in the performance or intentional non-performance of the Services; (c) dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially affects the operations or reputation of the Company; or (d) Consultant's conviction of a felony or other crime involving moral turpitude.

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                           6.3 If the Company terminates the Service Arrangement
without Cause (as defined above), Consultant shall be entitled to a lump sum payment equal to the full amount of consulting fees which remain unpaid through the date on which the Service Arrangement was scheduled to expire.

                           6.4 If the Company terminates the Service Arrangement
for Cause or if Consultant terminates the Service Arrangement for any reason at all, the Company's obligations under Section 4 shall immediately terminate, except that any consulting fees which theretofore have been earned by Consultant up through the date of termination will be due and payable.

                  7.  Ownership of Intellectual Property.

                           7.1 For purposes of this Agreement, "Work Product"
means, collectively, all work product created, conceived, developed or first reduced to practice by Consultant, either solely or in collaboration with others, including, without limitation, designs, inventions, improvements, processes, computer programs, graphics, pictorial representations, user interfaces, functional specifications, reports, spreadsheets, presentations and analyses, which arise (directly or indirectly) out of Consultant's performance of the Services.

                           7.2 The Company will own all right, title and
interest in all Work Product, including without limitation all subject matter for which the Company may obtain and hold copyrights, registrations and any intellectual property or other protections that may be available to the Company.

                           7.3 Without limiting the scope of Section 7.2, all
Work Product, to the extent copyrightable under the United States Copyright Act of 1976 (the "Act"), will be "works made for hire" pursuant to the Act, and the Company will thereby own all right, title and interest in all copyrightable Work Product. To the extent that the Work Product or any part thereof will be deemed by a court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this Agreement will still control and, for the consideration set forth herein, Consultant hereby irrevocably and absolutely assigns, sets over and grants to the Company, its successors and assigns, the Work Product and all of its rights therein, including, but not limited to, any copyrights and renewals and extensions thereof.

                           7.4 Consultant will sign and deliver to the Company,
without additional compensation, all documents (including U.S. and foreign patent applications) for assigning, securing, protecting or registering all property rights in all Work Product. Unless so requested or otherwise permitted in writing by the Company, Consultant will not apply for any patents or copyrights, whether domestic or foreign, on any Work Product. Consultant will assist and cooperate with the Company in any controversy or legal or administrative proceedings involving or relating to any Work Product. Consultant will further keep and maintain, or assist in keeping and maintaining, such records as will show the conception, development, reduction to practice and operation of all Work Product, as well as such other records as the Company may request, all of which records will be and remain the property of the Company.

                  8.  Confidentiality.

                           8.1 For purposes of this Agreement, "Protected
Information" subject to the provisions of Section 8.2 means: (a) all Work Product and (b) all trade secrets or other confidential or proprietary information owned, developed or possessed by the Company or any of its affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its affiliates, including,

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without limitation, research and development operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including process, costs, sales or content), process, techniques, machinery, contracts, financial information or prospective customers, identities or individual contacts of business entities which are customers or prospective customers, preference, business or habits and business relationships, whether developed prior to the date of this Agreement or hereafter, and made known to Consultant, whether or not developed, devised or otherwise created in whole or in part by Consultant's efforts, by reason of Consultant's engagement by the Company.

                           8.2 Notwithstanding Section 8.1, Protected
Information will not include information which: (a) at or prior to the time of disclosure by the Company to Consultant was already known to the Consultant (as evidenced in writing), except to the extent unlawfully appropriated; (b) at or after the time of disclosure by the Company to Consultant becomes generally available to the public other than through any act or omission on the Consultant's part; or (c) the Consultant receives from a third party free to make such disclosure without breach of any legal obligation.

                           8.3 No Unauthorized Use or Disclosure of Protected
Information.

                           a. During and after the Consulting Period, up through
and including April 30, 2004, Consultant agrees that it will maintain the Protected Information in strict confidence, and shall use the Protected Information only for the purposes set forth in this Agreement.

                           b. During and after the Consulting Period, up through
and including April 30, 2004, Consultant agrees that it will not: (i) use or disclose any Protected Information in contravention of the Company's policies or procedures made known to Consultant; (ii) use or disclose any Protected Information in contravention of any lawful instruction or directive, either written or oral, of any Company employee; (iii) use or disclose any Protected Information in contravention of any duty existing under law or contract; (iv) use or disclose any Protected Information knowingly to the detriment of the Company; (v) use or disclose any Protected Information to any third party without the express written consent of the Company; (vi) use or disclose any Protected Information for a purpose other than for which Consultant is authorized under this Agreement; or (vii) otherwise take any action inconsistent with the Company's measures to protect its interests in the Protected Information, or any action which would constitute or facilitate the unauthorized use or disclosure of Protected Information.

                           8.4 Promptly upon the termination of the Service
Arrangement, for any reason, or any time at the request of the Company, Consultant will deliver to the Company all property or materials within Consultant's possession or control which belong to the Company or its affiliates or which contain or are based upon Protected Information (including notes, presentations, reports, charts, spreadsheets and other documents which contain or reflect Protected Information).

                           8.5 If Consultant is required to disclose any
Protected Information pursuant to any applicable statute, regulation, order, subpoena or document discovery request, Consultant may do so, provided that prior written notice of such disclosure is furnished to the Company as soon as practicable in order to afford the Company an opportunity to seek a protective order.

                  9.  Relationship Between Consultant and the Company.

                           9.1 Consultant is an independent contractor and not
an employee or agent of the Company. The Consultant will not take any action or sign any agreement on behalf of the Company without the Company's express written consent. The Consultant will not represent to third parties that he has the power to bind the Company.

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                  10. Certain Covenants, Representations and Warranties.

                           10.1 Consultant represents and warrants that it has
not entered into an agreement, nor been a party to any other arrangement, that will prevent Consultant from fully performing his obligations under this Agreement. Consultant may, however, seek approval in writing (which approval shall not be unreasonably withheld) from the Company to perform non-competitive, non-violative consulting services for third parties simultaneously with providing the Services hereunder. Consultant represents and warrants that no work performed by it hereunder will infringe or violate the proprietary or intellectual property rights of any third party, except to the extent that the work consists exclusively of materials or information provided to Consultant by the Company.

                           10.2 Consultant represents and warrants that all work
he performs pursuant to this Agreement will be performed with a professional level of skill and will conform to the instructions and specifications set forth herein or as orally directed by the Company.

                           10.3 During the Consulting Period and for one year
following the termination of the Service Arrangement for any reason, Consultant agrees, both on its own behalf and on behalf of any representative or agent of Consultant approved by the Company, (i) not to solicit, or encourage to leave the employment or other service of the Company or its affiliates or hire any person who is at the time in question an employee or independent contractor of the Company or its affiliates and (ii) not to intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Consulting Period is or was a customer or client of the Company or any of its affiliates.

                           10.4 Consultant hereby indemnifies and agrees to hold
the Company and its affiliates (and their officers, directors, employees and agents) harmless from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) suffered or incurred by any of them and arising out of (i) Consultant's gross negligence or willful misconduct; (ii) Consultant's infringement or violation of the proprietary or intellectual property rights of any third party; or (iii) Consultant's breach of any of the terms of this Agreement. The Company hereby indemnifies and agrees to hold the Consultant and its approved representatives and agents harmless from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) suffered or incurred by any of them and arising as of (i) the Company's gross negligence or willful misconduct; (ii) the Company's infringement or violation of the proprietary or intellectual property rights of a third party; or (iii) the Company's breach of any of the terms of this Agreement.

                  11. Miscellaneous.

                           11.1 All notices under this Agreement must be in
writing and must be sent by hand delivery, overnight delivery service or certified or registered mail, or by facsimile (promptly confirmed by dispatching the hard copy by hand delivery, overnight delivery service or certified or registered mail) to the address of the applicable party set forth below (or as otherwise notified by such party). Notices will be deemed given upon receipt or, in the case of notice by facsimile, upon telephonic confirmation or receipt of the appropriate number of pages and dispatch of the hard copy.

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                  IF TO INSTINET:                      IF TO CONSULTANT:

                  Instinet Group Incorporated          Kenneth K. Marshall
                  3 Times Square                       963 Lily Pond Lane
                  New York, NY  10036                  Franklin Lakes, NJ 07417
                  Attention: General Counsel


                  These addresses may be changed by written notice to the other parties, provided that no notice of change of address shall be effective until actual receipt of that notice.

                           11.2 Neither the rights nor the obligations under
this Agreement may be assigned or delegated by either party, except that the Company has the right to assign any of its rights or delegate any of its obligations hereunder to any of its affiliates.

                           11.3 This Agreement may be modified, superseded,
canceled, renewed or extended, and the terms hereof may be waived, only by a writing executed by all of the parties hereto, or in the case of waiver, by the party waiving compliance. No course of dealing, course of performance or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of any term, right or condition.

                           11.4 If any term of this Agreement or the application
thereof is found invalid, illegal or unenforceable, the remainder of this Agreement will remain in full force and effect.

                           11.5 The Agreement is being delivered in and shall be
governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The parties hereby consent to the sole and exclusive jurisdiction of the courts of the State of New York for purposes of any action or proceeding brought on or in connection with this Agreement or any alleged breach thereof.

                  IN WITNESS WHEREOF, the undersigned have executed and delivered Agreement as of the date first set forth above.

INSTINET GROUP INCORPORATED                       CONSULTANT


         /s/ Mark D. Nienstedt                       /s/ Kenneth K. Marshall
By:      ___________________________              By:___________________________
         Mark D. Nienstedt                               Kenneth K. Marshall
         Acting President and
         Chief Executive Officer


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